Exhibit 2.2

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “GOLFSUITES 4, INC.”, FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF APRIL, A.D. 2019, AT 1:26 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

7355887 8100	Authentication: 202702420
SR# 20193033654	Date: 04-24-19

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:26 PM 04/22/2019
FILED 01:26 PM 04/22/2019
SR 20193033654 - File Number 7355887

CERTIFICATE OF DESIGNATIONS

OF

SERIES A PREFERRED STOCK

OF

GOLFSUITES 4, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, GolfSuites 4, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 50,000,000 shares of preferred stock, par value $0.00001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions, of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designations (the “Certificate of Designations”) establish and fix and herein state and express the designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions of such series of Preferred Stock as follows:

1.           Designation. There shall be a series of Preferred Stock that shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”). The number of shares initially constituting the Series A Preferred Stock shall be 10,000,000, which number may be increased or decreased by the Board without a vote of stockholders; provided, however, that such number may not be decreased below the sum of the number of then outstanding shares of Series A Preferred Stock. The rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock shall be as set forth herein.

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2.           Dividends.

2.1         Accrual and Payment of Dividends. From and after the date on which the Corporation initially issues such share of Series A Preferred Stock (without regard to any subsequent transfer of such share or reissuance of the certificate(s) representing such share) (the “Date of Issuance”) of any Series A Preferred Stock, cumulative dividends on such share shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 8% per annum on the sum of the Liquidation Value thereof plus all unpaid accrued and accumulated dividends thereon. All accrued dividends on any share shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Series A Preferred Stock in accordance with the provisions of Section 3; provided, that to the extent not paid on the last day of each calendar month of each calendar year (each such date, a “Dividend Payment Date”), all accrued dividends on any share shall accumulate and compound on the applicable Dividend Payment Date whether or not declared by the Board and shall remain accumulated, compounding dividends until paid pursuant hereto or converted pursuant to Section 5. All accrued and accumulated dividends on the shares of Series A Preferred Stock shall be prior and in preference to any dividend on any share of Common Stock and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any share of Common Stock, other than to (a) declare or pay any dividend or distribution payable on the Common Stock in shares of Common Stock or (b) repurchase Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase. “Liquidation Value” means the original purchase price of the Series A Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction) with respect to the Series A Preferred Stock.

2.2         Participating Dividends. Subject to Section 2.1, in addition to the dividends accruing on the Series A Preferred Stock pursuant to Section 2.1 hereof, if the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, including the purchase or redemption by the Corporation of shares of Common Stock for cash, securities or property, but excluding (i) any dividend or distribution payable on the Common Stock in shares of Common Stock and (ii) any repurchases of Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase, the Corporation shall simultaneously declare and pay a dividend on the Series A Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all shares of Series A Preferred Stock had been converted pursuant to Section 5 as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined).

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2.3         Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued and accumulated but unpaid dividends on the shares of Series A Preferred Stock held by each such holder,

3.           Liquidation.

3.1         Liquidation; Deemed Liquidation.

(a)          Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively with a Deemed Liquidation, a “Liquidation”), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all shares of Series A Preferred Stock held by such holder, plus all unpaid accrued and accumulated dividends on all such shares (whether or not declared) or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to such Liquidation (or Deemed Liquidation).

(b)          Deemed Liquidation. The occurrence of a Change of Control (such event, a “Deemed Liquidation”) shall be deemed a Liquidation for purposes of this Section 3. Upon the consummation of any such Deemed Liquidation, the holders of the Series A Preferred Stock shall, in consideration for cancellation of their shares of Series A Preferred Stock, be entitled to the same rights such holders are entitled to under this Section 3 upon the occurrence of a Liquidation, including the right to receive the full preferential payment from the Corporation of the amounts payable with respect to the Series A Preferred Stock under Section 3.1(a) hereof. Notwithstanding the foregoing, nothing in this Section 3.1(b) shall limit in any respect the right of any holder of Series A Preferred Stock to elect the benefits of either this Section 3 or Section 5.4(f) in connection with any Change of Control. “Change of Control” means (a) any sale, lease or transfer or series of sales, leases or transfers of all or substantially all of the assets of the Corporation; (b) any sale, transfer or issuance (or series of sales, transfers or issuances) of capital stock by the Corporation or the holders of Common Stock (or other voting stock of the Corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such sale, transfer or issuance to designate or elect a majority of the board of directors (or its equivalent) of the Corporation; or (c) any merger, consolidation, recapitalization or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such merger, consolidation, recapitalization or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

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(c)          Deemed Liquidation Procedures. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of Section 3.1(b), including, without limitation, (i) in the case of a Change of Control structured as a merger, consolidation or similar reorganization, causing the definitive agreement relating to such transaction to provide for a rate at which the shares of Series A Preferred Stock are converted into or exchanged for cash, new securities or other property, or (ii) in the case of a Change of Control structured as an asset sale, as promptly as practicable following such transaction, either dissolving the Corporation and distributing the assets of the Corporation in accordance with applicable law or redeeming all outstanding shares of Series A Preferred Stock and, in the case of both (i) and (ii), giving effect to the preferences and priorities set forth in this Section 5. The Corporation shall promptly provide to the holders of shares of Series A Preferred Stock such information concerning the terms of such Change of Control, and the value of the assets of the Corporation as may reasonably be requested by the holders of Series A Preferred Stock.

3.2         Payments to Holders of Common Stock. In the event of Liquidation (or Deemed Liquidation), after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock as provided in Section 3.1(a), the remaining funds and assets available for distribution to the stockholders of the Corporation shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

3.3         Insufficient Assets. If upon any Liquidation (or Deemed Liquidation) the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the shares of Series A Preferred Stock the full preferential amount to which they are entitled under this Section 3, (a) the holders of the shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series A Preferred Stock in the aggregate upon such Liquidation (or Deemed Liquidation) if all amounts payable on or with respect to such shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Common Stock.

3.4         Notice. Notice Requirement. In the event of any Liquidation (or Deemed Liquidation), the Corporation shall, within 10 days of the date the Board approves such action, or no later than 20 days of any stockholders’ meeting called to approve such action, or within 20 days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series A Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Series A Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of such shares of such material change.

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4.           Voting. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such vote, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Series A Common Stock into which the share of Series A Preferred Stock is convertible pursuant to Section 5 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws.

5.           Conversion.

5.1         Right to Convert; Automatic Conversion.

(a)          Right to Convert. Subject to the provisions of this Section 5, at any time and from time to time on or after the Date of Issuance, any holder of Series A Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding shares of Series A Preferred Stock (including any fraction of a share) held by such holder along with the aggregate accrued or accumulated and unpaid dividends thereon into an aggregate number of shares of Series A Common Stock (including any fraction of a share) as is determined by (i) multiplying the number of shares of Series A Preferred Stock (including any fraction of such shares) to be converted by the Liquidation Value thereof, (ii) adding to the result all accrued and accumulated and unpaid dividends on such shares to be converted, and then (ii) dividing the result by the Conversion Price in effect immediately prior to such conversion. The initial conversion price per share of Series A Preferred Stock (the “Conversion Price”) shall be the Liquidation Value of such share, subject to adjustment as applicable in accordance with Section 5.4 below.

(b)          Automatic Conversion. Subject to the provisions of this Section 5, in connection with, and on the closing of, a Qualified Public Offering by the Corporation, all of the outstanding shares of Series A Preferred Stock (including any fraction of such shares) held by stockholders shall automatically convert along with the aggregate accrued or accumulated and unpaid dividends thereon into an aggregate number of shares of Series A Common Stock (including any fraction of a share) as is determined by (i) multiplying the number of shares of Series A Preferred Stock (including any fraction of such shares) to be converted by the Liquidation Value thereof, (ii) adding to the result all accrued and accumulated and unpaid dividends on such shares to be converted, and then (ii) dividing the result by the applicable Conversion Price then in effect. If a closing of a Qualified Public Offering occurs, such automatic conversion of all of the outstanding shares of Series A Preferred Stock shall be deemed to have been converted into shares of Series A Common Stock as of immediately prior to such closing. “Qualified Public Offering” means the sale, in a firm commitment underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, of Common Stock of the Corporation having an aggregate offering value (net of underwriters’ discounts and selling commissions) of at least $25 million following which at least 20% of the total Common Stock of the Corporation on a fully diluted, as-converted basis shall have been sold to the public and shall be listed on any national securities exchange registered with the Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended.

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Procedures for Conversion; Effect of Conversion.

(c)          Procedures for Holder Conversion. In order to effectuate a conversion of shares of Series A Preferred Stock pursuant to Section 5.1(a), a holder shall (a) submit a written election to the Corporation that such holder elects to convert shares of Series A Preferred Stock, the number of such shares elected to be converted and (b) (if such shares are certificated), along with such written election, surrender to the Corporation the certificate or certificates representing the shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such shares hereunder shall be deemed effective as of the date of surrender of such Series A Preferred Stock certificate or certificates, delivery of such affidavit of loss or the written election to convert for uncertificated shares. Upon the receipt by the Corporation of a written election and, if applicable, the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within 10 days thereafter) either (a) deliver to the relevant holder (i) a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Series A Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable shares as calculated pursuant to Section 5.1(a) and, if applicable (ii) a certificate in such holder’s (or the name of such holder’s designee as stated in the written election) for the number of shares of Series A Preferred Stock (including any fractional share) represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election or (b) note the conversion of the shares on the stock ledger of the Corporation. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(d)          Procedures for Automatic Conversion. As of the closing of a Qualified Public Offering all outstanding shares of Series A Preferred Stock shall be converted to the number of shares of Series A Common Stock calculated pursuant to Section 5.1(b) without any further action by the relevant holder of such shares or the Corporation. As promptly as practicable following such Qualified Public Offering (but in any event within five (5) days thereafter), the Corporation shall send each holder of shares of Series A Preferred Stock written notice of such event. Upon receipt of such notice, if applicable, each holder shall surrender to the Corporation the certificate or certificates representing the shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. Upon the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within 10 days thereafter) deliver to the relevant holder a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Series A Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable shares or note the conversion of the shares on the stock ledger of the Corporation. All shares of Series A Common Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

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(e)          Effect of Conversion. All shares of Series A Preferred Stock converted as provided in this Section 5.1 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Series A Common Stock and payment in lieu of any fraction of a share of Series A Preferred Stock in exchange therefor.

5.2         Reservation of Stock. The Corporation shall at all times when any shares of Series A Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Series A Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock pursuant to this Section 5, taking into account any adjustment to such number of shares so issuable in accordance with Section 5.4 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Series A Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Series A Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the shares of Series A Preferred Stock.

5.3         No Charge or Payment. The issuance of shares of Series A Common Stock upon conversion of shares of Series A Preferred Stock pursuant to Section 5.1 shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof.

5.4         Adjustment to Conversion Price and number of shares of Series A Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series A Preferred Stock in accordance with the terms of Section 5 (the “Conversion Shares”). In order to prevent dilution of the conversion rights granted under this Section 5, the Conversion Price and the number of Conversion Shares issuable on conversion of the shares of Series A Preferred Stock shall be subject to adjustment from time to time as provided in this Section 5.4.

(a)         Adjustment to Conversion Price upon Issuance of Common Stock. Except as provided in Section 5.4(c) and except in the case of an event described in either Section 5.4(e) or Section 5.4(f), if the Corporation shall, at any time or from time to time after the Date of Issuance, issue or sell, or in accordance with Section 5.4(d) is deemed to have issued or sold, any shares of Common Stock without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale), the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be reduced (and in no event increased) to a Conversion Price equal to the quotient obtained by dividing:

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(i)           the sum of (A) the product obtained by multiplying the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) by the Conversion Price then in effect plus (B) the aggregate consideration, if any, received by the Corporation upon such issuance or sale (or deemed issuance or sale); by

(ii)          the sum of (A) the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the aggregate number of shares of Common Stock issued or sold (or deemed issued or sold) by the Corporation in such issuance or sale (or deemed issuance or sale).

“Common Stock Deemed Outstanding” means, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding at such time, plus (b) the number of shares of Common Stock issuable upon exercise of options actually outstanding at such time, plus (c) the number of shares of Common Stock issuable upon conversion or exchange of convertible securities actually outstanding at such time (treating as actually outstanding any convertible securities issuable upon exercise of options actually outstanding at such time), in each case, regardless of whether the options or convertible securities are actually exercisable at such time; provided, that Common Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any of its wholly owned subsidiaries.

Whenever following the Date of Issuance, the Corporation shall issue or sell, or in accordance with Section 5.4(d) is deemed to have issued or sold, any shares of Common Stock, the Corporation shall prepare a certificate signed by an executive officer setting forth, in reasonable detail, the number of shares issued or sold, or deemed issued or sold, the amount and the form of the consideration received by the Corporation and the method of computation of such amount and shall cause copies of such certificate to be mailed to the holders of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder).

(b)          Adjustment to Number of Conversion Shares Upon Adjustment to Conversion Price. Upon any and each adjustment of the Conversion Price as provided in Section 5.4(a), the number of Conversion Shares issuable upon the conversion of the Series A Preferred Stock immediately prior to any such adjustment shall be increased to a number of Conversion Shares equal to the quotient obtained by dividing:

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(i)           the product of (A) the Conversion Price in effect immediately prior to any such adjustment multiplied by (B) the number of Conversion Shares issuable upon conversion of the Series A Preferred Stock immediately prior to any such adjustment; by

(ii)          the Conversion Price resulting from such adjustment.

(c)          Exceptions to Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Conversion Price or the number of Conversion Shares issuable upon conversion of the Series A Preferred Stock with respect to any issuance or sale (or deemed issuance or sale in accordance with Section 5.4(d)) by the Corporation after the Date of Issuance of: (a) shares of Series A Common Stock issued on the conversion of the Series A Preferred Stock or Series B Common Stock; (b) shares of Common Stock (as such number of shares is equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations) issued directly or upon the exercise of options to directors, officers, employees, or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation, in each case authorized by the Board and issued pursuant to the Corporation’s equity incentive plan (including all such shares of Common Stock and options outstanding prior to the Date of Issuance); or (c) shares of Common Stock issued upon the conversion or exercise of options (other than options covered by clause (b) above) or convertible securities issued prior to the Date of Issuance, provided that such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof (“Excluded Issuance”).

(d)          Effect of Certain Events on Adjustment to Conversion Price. For purposes of determining the adjusted Conversion Price under Section 5.4(a) hereof, the following shall be applicable:

(i)           Issuance of Options. If the Corporation shall, at any time or from time to time after the Date of Issuance, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any options, whether or not such options or the right to convert or exchange any convertible securities issuable upon the exercise of such options are immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 5.4(d)(v)) for which Common Stock is issuable upon the exercise of such options or upon the conversion or exchange of convertible securities issuable upon the exercise of such options is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such options, then the total maximum number of shares of Common Stock issuable upon the exercise of such options or upon conversion or exchange of the total maximum amount of convertible securities issuable upon the exercise of such options shall be deemed to have been issued as of the date of granting or sale of such options (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price under Section 5.4(a)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 5.4(a)) of (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of all such options, plus (y) the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such options, plus (z), in the case of such options which relate to convertible securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of all such convertible securities and the conversion or exchange of all such convertible securities, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such options or upon the conversion or exchange of all convertible securities issuable upon the exercise of all such options. Except as otherwise provided in Section 5.4(d)(iii), no further adjustment of the Conversion Price shall be made upon the actual issuance of Common Stock or of convertible securities upon exercise of such options or upon the actual issuance of Common Stock upon conversion or exchange of convertible securities issuable upon exercise of such options.

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(ii)          Issuance of Convertible Securities, If the Corporation shall, at any time or from time to time after the Date of Issuance, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any convertible securities, whether or not the right to convert or exchange any such convertible securities is immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 5.4(d)(v)) for which Common Stock is issuable upon the conversion or exchange of such convertible securities is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such convertible securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such convertible securities shall be deemed to have been issued as of the date of granting or sale of such convertible securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price pursuant to Section 5.4(a)), at a price per share equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 5.4(a)) of (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such convertible securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of all such convertible securities, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such convertible securities. Except as otherwise provided in Section 5.4(d)(iii), (A) no further adjustment of the Conversion Price shall be made upon the actual issuance of Common Stock upon conversion or exchange of such convertible securities and (B) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of convertible securities upon exercise of any options to purchase any such convertible securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of this Section 5.4(d).

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(iii)         Change in Terms of Options or Convertible Securities. Upon any change in any of (A) the total amount received or receivable by the Corporation as consideration for the granting or sale of any options or convertible securities referred to in Section 5.4(d)(i) or Section 5.4(d)(ii) hereof, (B) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of any options or upon the issuance, conversion or exchange of any convertible securities referred to in Section 5.4(d)(i) or Section 5.4(d)(ii) hereof, (C) the rate at which convertible securities referred to in Section 5.4(d)(i) or Section 5.4(d)(ii) hereof are convertible into or exchangeable for Common Stock, or (D) the maximum number of shares of Common Stock issuable in connection with any options referred to in Section 5.4(d)(i) hereof or any convertible securities referred to in Section 5.4(d)(ii) hereof (in each case, other than in connection with an Excluded Issuance), then (whether or not the original issuance or sale of such options or convertible securities resulted in an adjustment to the Conversion Price pursuant to this Section 5.4) the Conversion Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Conversion Price which would have been in effect at such time pursuant to the provisions of this Section 5.4 had such options or convertible securities still outstanding provided for such changed consideration, conversion rate or maximum number of shares, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment or readjustment the Conversion Price then in effect is reduced, and the number of Conversion Shares issuable upon the conversion of the Series A Preferred Stock immediately prior to any such adjustment or readjustment shall be correspondingly adjusted or readjusted pursuant to the provisions of Section 5.4(b).

(iv)         Treatment of Expired or Terminated Options or Convertible Securities. Upon the expiration or termination of any unexercised option (or portion thereof) or any unconverted or unexchanged convertible security (or portion thereof) for which any adjustment (either upon its original issuance or upon a revision of its terms) was made pursuant to this Section 5.4 (including without limitation upon the redemption or purchase for consideration of all or any portion of such option or convertible security by the Corporation), the Conversion Price then in effect hereunder shall forthwith be changed pursuant to the provisions of this Section 5.4 to the Conversion Price which would have been in effect at the time of such expiration or termination had such unexercised option (or portion thereof) or unconverted or unexchanged convertible security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v)          Calculation of Consideration Received. If the Corporation shall, at any time or from time to time after the Date of Issuance, issue or sell, or is deemed to have issued or sold in accordance with Section 5.4(d), any shares of Common Stock, options or convertible securities: (A) for cash, the consideration received therefor shall be deemed to be the net amount received by the Corporation therefor; (B) for consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Corporation shall be the market price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities; (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Corporation, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by the Corporation in such transaction as is attributable to such shares of Common Stock, options or convertible securities, as the case may be, issued in such transaction; or (D) to the owners of the non- surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, options or convertible securities, as the case may be, issued to such owners. The net amount of any cash consideration and the fair value of any consideration other than cash or marketable securities shall be determined in good faith jointly by the Board and a not less than one-half of the then total outstanding shares of Series A Preferred Stock.

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(vi)         Record Date. For purposes of any adjustment to the Conversion Price or the number of Conversion Shares in accordance with this Section 5.4, in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, options or convertible securities or (B) to subscribe for or purchase Common Stock, options or convertible securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vii)        Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof or the transfer of such shares among the Corporation and its wholly-owned subsidiaries) shall be considered an issue or sale of Common Stock for the purpose of this Section 5.4.

(e)          Adjustment to Conversion Price and Conversion Shares Upon Dividend, Subdivision or Combination of Common Stock. If the Corporation shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in options or convertible securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series A Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares issuable upon conversion of the Series A Preferred Stock shall be proportionately decreased. Any adjustment under this Section 5.4(e) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

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(f)           Adjustment to Conversion Price and Conversion Shares Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Corporation with or into another Person, (iv) sale of all or substantially all of the Corporation’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 5.4(e)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each share of Series A Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such share, if any); and, in such case, appropriate adjustment shall be made with respect to such holder’s rights under this Certificate of Designations to insure that the provisions of this Section 5 hereof shall thereafter be applicable, as nearly as possible, to the Series A Preferred Stock in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of Series A Preferred Stock (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Corporation, an immediate adjustment in the Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Conversion Shares acquirable upon conversion of the Series A Preferred Stock without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 5.4(f) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Corporation shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Incorporation, the obligation to deliver to the holders of Series A Preferred Stock such shares of stock, securities or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Series A Preferred Stock. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 5.4(f), each holder of shares of Series A Preferred Stock shall have the right to elect prior to the consummation of such event or transaction, to give effect to the provisions of Section 5.1(b) (if applicable to such event or transaction) or Section 5 hereunder, instead of giving effect to the provisions contained in this Section 5.4(f) with respect to such holder’s Series A Preferred Stock.

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(g)          Certain Events. If any event of the type contemplated by the provisions of this Section 5.4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the Conversion Price and the number of Conversion Shares issuable upon conversion of shares of Series A Preferred Stock so as to protect the rights of the holder of such shares in a manner consistent with the provisions of this Section 5; provided, that no such adjustment pursuant to this Section 5.4 shall increase the Conversion Price or decrease the number of Conversion Shares issuable as otherwise determined pursuant to this Section 5.

(h)          Certificate as to Adjustment

(i)           As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than 30 days thereafter, the Corporation shall furnish to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)          As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Series A Preferred Stock, but in any event not later than 10 days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such holder upon conversion of the shares of Series A Preferred Stock held by such holder.

(i)           Notices. In the event:

(i)           that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security;

(ii)          of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person; or

(iii)         of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

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then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least 10 days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Conversion Shares.

6.           Amendment and Waiver. The terms of this Certificate of Designations shall not, by merger, consolidation or otherwise, be amended, waived, altered or repealed without the affirmative vote of the holders of a majority of the voting power of the Series A Preferred Stock, voting as a separate class. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding.

7.           Notices. Any notice required or permitted by the provisions of this Section 5 to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Certificate of Designations has been executed by the Chief Executive Officer of the Corporation this 18th day of April, 2019.

GOLFSUITES 4, INC.

/s/ Gerald D. Ellenburg
Gerald D. Ellenburg
Chief Executive Officer

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